FOR IMMEDIATE RELEASE

Tengasco Announces Appointment of Michael J. Rugen as Chief Financial Officer

KNOXVILLE, Tenn., September 30, 2009 -- Tengasco, Inc. (NYSE Amex: TGC) announced that on September 28, 2009 the Board of Directors appointed Michael J. Rugen as the Chief Financial Officer of the Company. Mr. Rugen is 49 years old and is a Certified Public Accountant (Texas) and has been involved in the financial aspects of the oil and gas business since 1982. He holds a Bachelor of Science, Business and Accounting from Indiana University. From 1982 through 1998 he served in a variety of accounting and financial capacities at BHP Petroleum in Houston and Denver, culminating in service as Finance Manager of the Producing Asset team with responsibility for the Gulf of Mexico and Bolivian financial operations of this international company. From 1999 to 2007 he provided financial consulting services with Jefferson Wells International and UHY Advisors in Houston, and from 2007 until joining the Company served as Vice President, Accounting and Finance, of Nighthawk Oilfield Services in Houston.

The Company also announced that on September 24, 2009 Mark A. Ruth delivered to the Company his letter of resignation as Chief Financial Officer of the Company effective immediately. Mr. Ruth had served in this capacity since 1998.

The Company also announced that it recently resumed its drilling and workover operations on its Kansas properties. The Company anticipates that in approximately ten days it will complete the Albers #2 well that was drilled as an offset to the Company’s 2008 wildcat discoveries, the Albers #1 and Albers #1-A.  The Albers #1 began production in July 2008 and the Albers #1A began in November 2008 and have produced 12,800 and 9,600 barrels of oil, respectively, to date. The Company also performed a polymer workover on one of its Ververka B lease wells in Kansas which averaged 22 barrels of oil per day prior to the workover and has averaged 66 barrels of oil per day in September after the workover was completed.

Jeffrey R. Bailey, CEO, said “We are very pleased to welcome Mike Rugen to the Company as our new Chief Financial Officer. We believe his many years of financial experience in the oil and gas business will be very beneficial to us as we develop our assets and explore new methods to grow the Company. He adds significant expertise to our management team, with the CEO, two vice presidents, and the CFO of the Company collectively having more than 120 years experience in virtually all aspects of the oil and gas exploration, production, and transportation businesses which they obtained from both small enterprises and major international energy companies.”

Mr. Bailey said “We would like to thank Mark Ruth for his contributions to the Company during his eleven years of service and wish him well in his future endeavors.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2009 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability. The Company’s actual results could differ materially from the forward-looking statements.

Contact:

Jeffrey R. Bailey, CEO

865-675-1554